Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of PharmAthene, Inc. for the registration of shares of its Common Stock and Common Stock underlying fixed price warrants and to the incorporation by reference therein of our report dated March 31, 2011, with respect to the consolidated financial statements of PharmAthene, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Baltimore, Maryland
September 20, 2011